Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

March 4, 2022
SoFi Technologies, Inc.
234 1st Street
San Francisco, CA 94105
Re:    Securities Registered under Registration Statement on Form S-1
We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on March 4, 2022 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by SoFi Technologies, Inc., a Delaware corporation (the “Company”), of, among other things, (a) the offer and sale from time to time by the selling securityholders covered by the Registration Statement (the “Selling Securityholders”) of up to 422,668,896 outstanding shares (the “Selling Securityholder Shares”) of common stock, par value $0.0001 (“Common Stock”), of the Company, (b) the offer and sale from time to time by the Selling Securityholders of 12,170,990 warrants (the “Resale Warrants”) to acquire shares of Common Stock, (c) the issuance by the Company of 12,170,990 shares of Common Stock (together with the Resale Warrants, the “Warrant Shares”) issuable upon the exercise of the Resale Warrants and the offer and resale by the Selling Securityholders of the Resale Warrant Shares and (d) the offer and sale from time to time by the Selling Securityholders of 3,234,000 shares of series 1 preferred stock (the “Series 1 Preferred Shares”), par value $0.0000025, of the Company.
We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth in numbered paragraph 3, we have assumed that before the Warrant Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Warrant Shares.
The opinion set forth below is limited to the Delaware General Corporation Law.

SoFi Technologies, Inc.
March 4, 2022

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:
1.    The Selling Securityholder Shares and the Series 1 Preferred Shares have been duly authorized and validly issued and are fully paid and non-assessable.
2.    The Resale Warrants constitute valid and binding obligations of the Company.
3.    The Warrant Shares, when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will have been duly authorized and will be validly issued, fully paid and non-assessable.
The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.
This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).
We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP